Exhibit 99.1

                   ALPHASMART ANNOUNCES YEAR-END 2004 RESULTS

    LOS GATOS, Calif., Feb. 8 /PRNewswire-FirstCall/ -- AlphaSmart, Inc. (Nasdaq: ALSM) today announced its unaudited financial results for the fourth quarter and fiscal year ended December 31, 2004. Final results were consistent with the preliminary expectations disclosed by the company on January 25, 2005.

    AlphaSmart's fourth quarter 2004 net revenue was $6.8 million, compared with $8.3 million for the fourth quarter of 2003. Net loss under generally accepted accounting principles (GAAP) was $220,000, or a loss of $0.01 per share on a fully diluted basis, compared with net income of $413,000, or $0.04 per share on a fully diluted basis, for the fourth quarter of 2003.

    The fourth quarter 2004 net loss under GAAP included the effects of charges of $160,000 for restructuring costs, $100,000 for legal costs related to litigation, and $115,000 due to a change in forecasted volume related to product royalties under AlphaSmart's license agreement with PalmSource, Inc. for the Palm OS operating system. In the aggregate, these charges accounted for $0.02 per share on a fully diluted basis.

    As a result of AlphaSmart's initial public offering in February 2004, the number of weighted average shares outstanding on a fully diluted basis increased by 35% to 14.8 million shares for the fourth quarter of 2004 from 11.0 million shares for the same quarter a year earlier.

    For the fiscal year ended December 31, 2004, AlphaSmart's net revenue was $35.5 million, compared with $38.9 million for 2003. Net income under GAAP was $2.2 million, or $0.15 per share on a fully diluted basis, compared with $3.4 million, or $0.31 per share on a fully diluted basis, for 2003. Net income for 2004 included the effects of $375,000 in aggregate charges for the fourth quarter and $588,000 in interest and a premium paid on the redemption of mandatorily redeemable preferred stock in the first quarter, which together accounted for $0.06 per share on a fully diluted basis.

    On January 25, 2005, AlphaSmart announced a definitive agreement to merge with Renaissance Learning, Inc. (Nasdaq: RLRN), a leading provider of learning information systems and school improvement programs for pre-K-12 schools, in a tax-free reorganization valued at approximately $57 million. The transaction is expected to be completed in the second quarter of 2005, subject to approval by AlphaSmart stockholders, government regulatory review, and other customary closing conditions described in the definitive merger agreement.

    AlphaSmart plans to conduct a management teleconference on its year-end results at 2:00 p.m. PST / 5:00 p.m. EST today. This call will be webcast live and archived for all investors on the AlphaSmart website at www.alphasmart.com/ir/. In addition, a phone replay of the call will be available at (719) 457-0820, access code 2815545, through February 15, 2005.

    AlphaSmart intends to discuss financial and other statistical information on today's teleconference. This information will also be available on the company's website at www.alphasmart.com/ir/ in the webcast described above.

    AlphaSmart, Inc.
    AlphaSmart, Inc. is a provider of affordable, portable personal learning solutions for the K-12 classroom. Its portable computer-companion products are used by students to enhance writing, keyboarding and comprehension, and have been adopted by more than 8,000 school districts in the United States and other countries. Based in Los Gatos, California, the company was founded in 1992 by former Apple Computer engineers.

    Forward-Looking Statements Safe Harbor
    This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements related to AlphaSmart's financial results for the fourth quarter and fiscal year ended December 31, 2004 and to AlphaSmart's definitive agreement to merge with Renaissance Learning, Inc. and the expected closing of that merger. Any such forward-looking statements may involve risks and uncertainties that could cause actual results or events to differ materially from any future results or events encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include the possibility that final results for the fourth quarter and fiscal year ended December 31, 2004 could vary, perhaps materially, following completion of the audit of our financial statements by our independent registered public accounting firm, failure to satisfy the closing conditions of the merger agreement, and unexpected delays in closing the merger. AlphaSmart expressly disclaims a duty to provide updates to forward- looking statements, whether as a result of new information, future events or other occurrences.

    Additional Information and Where to Find It
    AlphaSmart and Renaissance Learning intend to file a registration statement on Form S-4, which will include a proxy statement/prospectus and other relevant materials in connection with the proposed merger transaction involving AlphaSmart and Renaissance Learning. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THIS FILING WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION REGARDING THE PROPOSED MERGER TRANSACTION. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC when they become available at the SEC's website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by AlphaSmart at AlphaSmart's website at www.alphasmart.com or by contacting AlphaSmart investor relations at IR@alphasmart.com or via telephone at (408) 355-1029. Investors and security holders may obtain free copies of the documents filed with the SEC by Renaissance Learning by directing such requests to Renaissance Learning, Inc., Attention: Corporate Secretary, 2911 Peach Street, P.O. Box 8036, Wisconsin Rapids, Wisconsin 54995 or via telephone at (715) 424-3636.

    Renaissance Learning, AlphaSmart and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of AlphaSmart in connection with the merger transaction. Information regarding directors and executive officers of AlphaSmart and Renaissance Learning and their respective interests in the proposed transaction will be available in the proxy statement/prospectus of AlphaSmart and Renaissance Learning described above and other relevant materials to be filed with the SEC.

    NOTE: AlphaSmart is a registered trademark of AlphaSmart, Inc. in the United States and other countries. All other trademarks are the property of their respective owners.

                                ALPHASMART, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                           Dec. 31,       Dec. 31,
                                                             2004           2003
                                                         ------------   ------------
                                                          (unaudited)
ASSETS
Current assets:
  Cash and cash equivalents                              $      4,070   $      2,285
  Accounts receivable, net                                      4,052          4,405
  Inventory                                                     4,087          2,818
  Deferred tax assets                                             498            572
  Other current assets                                          3,225            898
    Total current assets                                       15,932         10,978

Property and equipment, net                                       572            709
Deferred tax assets, net of current portion                       285            361
Other assets                                                    2,193          1,644

Total assets                                             $     18,982   $     13,692

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK
 AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable                                       $        750   $      1,892
  Accrued liabilities                                           2,171          3,957
  Income taxes payable                                            642            625
  Borrowings under loan facility, current portion                  --          2,680
  Capital lease obligations, current portion                       92             76
    Total current liabilities                                   3,655          9,230

Borrowings against line of credit                                  --            873
Borrowings under loan facility, net of current portion             --           1,340
Capital lease obligations, net of current portion                  24            106
Other long-term liabilities                                        18             60
Mandatorily redeemable preferred stock                             --          9,747
Total liabilities                                               3,697         21,356

Redeemable convertible preferred stock                             --         13,468

Stockholders' equity (deficit)                                 15,285        (21,132)
Total liabilities, redeemable convertible preferred
 stock and stockholders' equity (deficit)                $     18,982   $     13,692

                                ALPHASMART, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                                         Three Months Ended           Twelve Months Ended
                                    ---------------------------   ---------------------------
                                      Dec. 31,       Dec. 31,       Dec. 31,       Dec. 31,
                                        2004           2003           2004           2003
                                    ------------   ------------   ------------   ------------
                                            (unaudited)            (unaudited)
Net revenue                         $      6,805   $      8,264   $     35,461   $     38,864
Cost of revenue                            3,777          3,935         17,149         18,803
Gross margin                               3,028          4,329         18,312         20,061

Operating expenses:
  Research and development                   567            768          2,410          3,177
  Sales and marketing                      1,750          1,557          7,084          5,971
  General and administrative               1,269          1,067          4,613          4,163
    Total operating expenses               3,586          3,392         14,107         13,311
Operating profit (loss)                     (558)           937          4,205          6,750
Other income (expense), net                   48           (248)          (580)        (1,043)

Profit (loss) before income taxes           (510)           689          3,625          5,707
Provision for (benefit from)
 income taxes                               (290)           276          1,413          2,283
Net income (loss)                   $       (220)  $        413   $      2,212   $      3,424

Net income (loss) per share:

  Basic                             $      (0.01)  $       0.07   $       0.16   $       0.62
  Diluted                           $      (0.01)  $       0.04   $       0.15   $       0.31

Shares used in computing per
 share amounts:
  Basic                                   14,800          5,597         13,803          5,550
  Diluted                                 14,800         10,964         14,727         10,955

SOURCE  AlphaSmart, Inc.
    -0-                             02/08/2005
    /CONTACT: Investors, James M. Walker, Vice President, Chief Financial Officer and Chief Operating Officer of AlphaSmart, Inc., +1-408-355-1029, or IR@alphasmart.com/
    /Web site:  http://www.alphasmart.com /